Wednesday March 14, 9:43 am Eastern Time
Press Release
Hart Industries Inc. Acquires Holoworld Cafe
NEWPORT BEACH, Calif.--(BUSINESS WIRE)--March 14, 2001--
Hart Industries Inc. acquires Holoworld Cafe.

HART (OTCBB: HRII - news) today announced the completion of its acquisition of the assets and business interests of Holoworld Inc. The transaction was completed following a vote of the shareholders of Holoworld on March 7, 2001.

Holoworld operates theme-based entertainment restaurants under the trade name ''Holoworld Cafe''. Based in Woodland Hills, Calif., Holoworld has one restaurant now in operation in Denver and one under construction in New York; it also has signed leases for two more Holoworld Cafes in Houston and California.

Holoworld Cafe restaurants are similar to those operated by Dave & BustersInc. (AMEX: DAB - news). The Holoworld Cafe in Denver has already achieved high marks from food and entertainment critics, NBC news, FOX News, and the Rocky Mountain News have complimented its theme and products. Holoworld Cafes are designed to attract families during the daytime hours, and adults during the evenings.

Holoworld Cafes generate revenues from food and beverage sales coupled withvideo and virtual reality games. The initial Holoworld Cafe locations offer a full service high tech sports bar with giant mid air hanging TV screens, and a large dining area. Each cafe hosts a menu featuring a large dining area with menus featuring critically acclaimed cuisine offering ``Holotizers'', such as Hot and Spicy Alien Wings, along with Cosmic Burgers & Sandwiches, Plutonian Pizza & Pasta, and Greenhouse Effect salads. Entrees, known in the Holoworld Cafes as ``Earthling Platters'' include Grilled Salmon Filet, Rosemary Chicen, Sirloin Steak and more. Holoworld Cafes also offer an ``AREA 51'' game lab touted as the ultimate gaming experience, featuring virtual reality parachute jumps, virtual reality roller coasters, laser games and a variety of video and redemption games.

Included in the business interests acquired by Hart, is the joint venture agreement with Namco Cybertainment of America to provide state of the art video and virtual reality games. The company's Denver facility, located in the Park Meadows mall, opened last October. The location is presently averaging more than $20 per customer. The company's proposed New York location is in the Palisades Center next to the 21 Screen Sony Theaters Complex in Rockland County, N.Y. This mall attracts about 20 million customers annually. Within the next year, Holoworld intends to open two additional locations, and another five locations per year during the next five years.

Holoworld reported revenues of more than $500,000 from limited operations during fiscal 2000. Fiscal 2001 revenues are projected to be $5.8 million resulting from the recent opening of the Denver restaurant, and limited operations from its New York and Houston restaurants, which it plans to open by fall 2001. Hart anticipates revenues from its Holoworld cafe operations to exceed $27 million during fiscal 2002, if it can successfully complete and open its seven current target sites.

Holoworld's chief competitors include CEC Entertainment (AMEX: CEC - news) which operates Chuck e Cheese restaurants and currently trades at $40 per share with a P/E of 21.8; Dave & Busters currently trades above $9 with a P/E ratio of 11.4, California Pizza Kitchen currently trades above $30 with a P/E ratio of 87.5, Cheesecake Factory (OTC: CAKE - news) currently trading around $40 with a P/E ratio of 40 and PF Chang's currently trading above $35 with a 41.3 P/E ratio.

Hart spokesman indicated that the company intends to change its name and symbol within the next 30 days to better reflect its new theme-based food and entertainment business. Note: The Private Securities Litigation Reform Act of 1995 provides a ``safe harbor'' for forward-looking statements. Certain information included in this news release (as well as information included in oral statements or other written statements made or to be made by the company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activites, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and un certainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), domestic or global economic conditions activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in Federal or State tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review he company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K and certain registration statements of the company.

For more information, contact Investor Relations office, Pacifica Financial Group, 949/852-1814, fax, 949/852-1843.

Contact:
     Pacifica Financial Group
     Omar Sanchez (Investor Relations)
     949/852-1814
     Fax: 949/852-1843